Exhibit 99.1

CONTACT:    Allen Danzey
        Chief Financial Officer
        706-876-5865
        allen.danzey@dixiegroup.com

THE DIXIE GROUP REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND THE FISCAL YEAR 2025

DALTON, GEORGIA (March 26, 2026) -- The Dixie Group, Inc. (OTCQB: DXYN) today reported financial results for the fourth quarter and the year ended December 27, 2025.

In the fourth quarter of 2025, net sales were $63,487,000 or 1.4% below the net sales in the fourth quarter of 2024 at $64,338,000. The net loss for the fourth quarter of 2025 was $3,001,000. This compares to a net loss of $7,198,000 in the fourth quarter of 2024.

For the fiscal year 2025, net sales for the Company were $257,429,000 or 2.9% below the net sales of $265,026,000 in the fiscal year 2024. The net loss from continuing operations on the year was $7,275,000 in 2025, or $0.50 per diluted share, compared to a net loss of $12,210,000, or $0.83 per diluted share, in 2024. The net loss on the year was $7,615,000, or $0.52 per diluted share, compared to a net loss of $13,000,000, or $0.88 per diluted share, in 2024.

Commenting on the results, Daniel K. Frierson, Chairman and Chief Executive Officer, said, “In 2025, we continued to navigate through a challenging economic environment while staying focused on strategic internal initiatives. Our focus on higher-end flooring markets, operational efficiency and disciplined cost management enabled us to improve year over year gross profit margins and financial results despite ongoing softness in residential demand. We were forced to manage the unexpected implementation of “Liberation Day” tariffs and other tariff measures throughout much of 2025. We implemented price increases in order to mitigate the financial impact of the tariffs, however, the difference in timing of the tariffs and the price increases resulted in a negative financial impact on the year of approximately $1.4 million. Our total payment of IEPPA tariffs through March of 2026 was approximately $3.3 million.

As we closed out 2025 we implemented key drivers as part of a profit improvement plan for 2026 totaling $13 million in year over year improvements. These improvements range from price increases to reductions in selling expenses and administrative costs.

Throughout 2025 our sales and marketing strategy focused on our strengths in design and color through our Step into Color campaign. Through this initiative we have showcased colors in our standard palette that stands out from our competitors. We also launched an updated custom color program giving our retail and designer partners the ability to custom color any of our white dyeable nylon products. We are building on this momentum in 2026 through several key growth initiatives with our larger retail accounts and buying groups.

Our soft surface sales for both the fourth quarter and the year were down less than 1% from the year ago periods. We believe the industry was down approximately 4% for the quarter and approximately 5% on the year, both in comparison to the same prior year periods. Consequently, we continued to gain market share in the carpet market
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The Dixie Group Reports 2025 Results

March 26, 2026

during this difficult period. So far in 2026, our sales pattern is similar to the prior year with sales of soft surfaces down slightly but performing better than our hard surface products.

Despite recent reductions in interest rates, market conditions remain uncertain as the overall flooring industry continues to be negatively impacted by low existing home sales, delayed remodeling projects due to low consumer confidence and limited housing availability. Historically, such prolonged periods of decline in the flooring markets have been followed by several periods of strong growth driven by pent up consumer demand. We believe the actions we have taken position us well for long-term growth and value creation." Frierson concluded.

The gross margin for the fiscal year 2025 was 27.0% of net sales as compared to 24.7% in the fiscal year 2024. The year over year gross margin improvement was the result of reduced costs of raw materials and manufacturing operations. In the fourth quarter of 2025, gross margins were 27.0% compared to 21.7% in the same period of the prior year. Selling and administrative costs for the fiscal year were $67.7 million or $2.2 million lower than the prior year of $69.9 million. This was primarily due to lower spending on samples in 2025.

The Company's net receivables were $23.0 million at the end of the fiscal year 2025 compared to $23.3 million at fiscal year end 2024. Net inventories were $66.4 million, a decrease of $500 thousand from the fiscal year 2024 balance of $66.9 million. The total of the balances in accounts payable and accrued expenses increased by $8.9 million over the prior year. This increase was the result of timing of payments and extended terms with key vendors. Capital expenditures in 2025 were $598 thousand compared to $2.1 million in the prior fiscal year. Interest expense was $7.3 million in 2025 compared to $6.4 million in 2024. The year over year increase was primarily due to higher interest rates.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, availability of raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions, ability to attract, develop and retain qualified personnel and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.
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The Dixie Group Reports 2025 Results

March 26, 2026

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings (loss) per share)

	Three Months Ended		Twelve Months Ended
	December 27, 2025	December 28, 2024	December 27, 2025	December 28, 2024

NET SALES	$63,487	$64,388	$257,429	$265,026
Cost of sales	46,335	50,430	187,880	199,515
GROSS PROFIT	17,152	13,958	69,549	65,511
Selling and administrative expenses	17,657	18,541	67,673	69,850
Other operating expense, net	352	59	1,209	200
Facility consolidation and severance expenses, net	200	555	549	1,327
OPERATING INCOME (LOSS)	(1,057)	(5,197)	118	(5,866)
Interest expense	1,932	1,600	7,309	6,380
Other (income) expense, net	(56)	(15)	11	(7)
LOSS FROM CONTINUING OPERATIONS BEFORE TAXES	(2,933)	(6,782)	(7,202)	(12,239)
Income tax provision (benefit)	17	(45)	73	(29)
LOSS FROM CONTINUING OPERATIONS	(2,950)	(6,737)	(7,275)	(12,210)
Loss from discontinued operations, net of tax	(51)	(461)	(340)	(790)
NET LOSS	$(3,001)	$(7,198)	$(7,615)	$(13,000)

BASIC LOSS PER SHARE:
Continuing operations	$(0.20)	$(0.47)	$(0.50)	$(0.83)
Discontinued operations	(0.01)	(0.03)	(0.02)	(0.05)
Net loss	$(0.21)	$(0.50)	$(0.52)	$(0.88)

DILUTED LOSS PER SHARE:
Continuing operations	$(0.20)	$(0.47)	$(0.50)	$(0.83)
Discontinued operations	(0.01)	(0.03)	(0.02)	(0.05)
Net loss	$(0.21)	$(0.50)	$(0.52)	$(0.88)

Weighted-average shares outstanding:
Basic	14,533	14,358	14,481	14,639
Diluted	14,533	14,358	14,481	14,639

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The Dixie Group Reports 2025 Results

March 26, 2026

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	December 27, 2025	December 28, 2024
ASSETS
Current Assets
Cash and cash equivalents	$3,204	$19
Receivables, net of allowances of expected credit losses of $640 and $454	22,984	23,325
Inventories, net	66,370	66,852
Prepaid expenses	5,391	5,643
Total Current Assets	97,949	95,839

PROPERTY, PLANT AND EQUIPMENT, NET	29,154	33,747
OPERATING LEASE RIGHT-OF-USE ASSETS	23,649	25,368
RESTRICTED CASH	3,865	—
OTHER ASSETS	19,488	19,854
LONG-TERM ASSETS OF DISCONTINUED OPERATIONS	1,053	1,064
TOTAL ASSETS	$175,158	$175,872

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$22,781	$14,884
Accrued expenses	16,043	15,057
Current portion of long-term debt	56,642	53,818
Current portion of operating lease liabilities	4,553	3,804
Current liabilities of discontinued operations	1,073	1,156
TOTAL CURRENT LIABILITIES	101,092	88,719

LONG-TERM DEBT, NET	25,096	28,530
OPERATING LEASE LIABILITIES	20,200	22,295
OTHER LONG-TERM LIABILITIES	16,651	16,712
LONG-TERM LIABILITIES OF DISCONTINUED OPERATIONS	3,321	3,398
Stockholders' Equity	8,798	16,218
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$175,158	$175,872

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